Sigma Labs Secures Loan Financing

Provides Capital for Company Growth

SANTA FE, N.M. – October 20, 2016 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the Company's PrintRite3D® brand, today announced that it has closed a private placement by the Company of Secured Convertible Notes in the aggregate principal amount of $1,000,000 (the "Notes") and three-year warrants to purchase up to 160,000 shares of the Company's common stock, under a Securities Purchase Agreement with certain accredited investors (the “Investors”). Aggregate gross proceeds, before expenses, to the Company were $900,000. The Notes are secured by the assets of the Company pursuant to a Security Agreement. Additional information regarding the financing is included in the Company's Form 8-K filed on October 20, 2016 with the Securities and Exchange Commission.

“I am very pleased to announce the closing of this financing transaction,” said Mark Cola, President and CEO of Sigma Labs. “As the Company continues to aggressively pursue new contracts and licenses of our PrintRite3D® software, this capital will help strengthen our R&D efforts as well as support new business development initiatives. We appreciate the confidence that the investors have shown in Sigma Labs’ future and the increasing role we will play in the additive manufacturing applications of tomorrow.”

About Sigma Labs, Inc.

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com

646-438-9385